CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Prospectus Summary
- Summary Consolidated Financial Information," "Selected Consolidated Financial Data," "Changes in Certifying Accountants" and "Experts" and to the use of our report dated April 5, 2006 on the consolidated financial statements of Narrowstep Inc., included in Amendment No. 1 to the Registration Statement (Form SB-2 No. 333-130158) and related Prospectus of Narrowstep Inc. for the registration of 1,792,527 shares of its common stock and 3,346,770 shares of common stock issuable upon the exercise of warrants and options.


                                          /s/ Rothstein, Kass & Company, P.C.

                                          Rothstein, Kass & Company, P.C.

Roseland, New Jersey

May 16, 2006